Exhibit 99.1

Crane Co.	NEWS

Contact:

Richard E. Koch

Director, Investor Relations

and Corporate Communications

203-363-7352

www.craneco.com

CRANE CO. REPORTS THIRD QUARTER EARNINGS INCREASED 27%

STAMFORD, CONNECTICUT – October 24, 2011 – Crane Co. (NYSE: CR), a diversified manufacturer of highly engineered industrial products, reported that third quarter 2011 earnings per diluted share increased 27% to $0.89 compared to $0.70 in the third quarter of 2010.

Third quarter 2011 sales of $659 million increased $99 million, or 17.6%, compared to the third quarter of 2010, resulting from a core sales increase of $63 million (11.2%), favorable foreign currency translation of $19 million (3.3%) and an increase in sales from acquisitions, net of divestitures, of $17 million (3.1%).

Operating profit in the third quarter of 2011 increased 31% to $82.1 million, compared to $62.9 million in the third quarter of 2010, and operating profit margin increased to 12.5%, compared to 11.2% in the third quarter of 2010.

“I am pleased with our results as we continue to have a successful year. We have registered double-digit core growth in each quarter thus far in 2011, driven not only by recovering end markets, but also through solid execution,” said Crane Co. president and chief executive officer Eric C. Fast. “Although there are indications of a slowing global economy, our strengthened portfolio of businesses and broad geographic exposure position us well for profitable growth.”

Full Year 2011 Guidance

Full year 2011 EPS is expected to be in a range of $3.35 - $3.45 per diluted share, reflecting an increase of $.05 to the lower end of the Company’s prior guidance range. This guidance includes a $.05 per share gain recorded in miscellaneous income in the first quarter primarily related to the sale of real estate. Sales in 2011 are expected to increase in a range of 15% - 16%, the higher end of prior guidance, reflecting 9-10% core growth, 3% from favorable foreign exchange translation, and 3% from acquisitions. Free cash flow (cash provided by operating activities less capital spending) is expected to be in a range of $140 - $160 million, unchanged from prior guidance. (Please see the Condensed Statement of Cash Flows and Non-GAAP table.)

Cash Flow and Financial Position

Cash provided by operating activities in the third quarter of 2011 was $49.8 million, compared to cash used by operating activities of $4.6 million in the third quarter of 2010 (which included a $25 million discretionary pension contribution). The Company’s cash position at September 30, 2011 was $211 million, as compared to $231 million at June 30, 2011, reflecting the acquisition of W. T. Armatur in July for approximately $38 million.

Segment Results

All comparisons detailed in this section refer to the third quarter 2011 versus the third quarter 2010.

Aerospace & Electronics

	Third Quarter		Change
(dollars in millions)	2011	2010
Sales	$172.2	$143.2	$29.1	20%
Operating Profit	$35.6	$25.4	$10.3	40%
Profit Margin	20.7%	17.7%

Third quarter 2011 sales increased $29.1 million, or 20%, reflecting a $21.0 million (25%) improvement in Aerospace Group sales and an increase of $8.1 million (14%) in Electronics Group revenue. The Aerospace Group sales increase reflected higher commercial OEM shipments and continued strength in both commercial and military aftermarket sales. Electronics Group sales growth was driven by Power Solutions and Microelectronics. Segment operating profit of $35.6 million increased by $10.3 million, or 40%, reflecting effective leverage of the strong sales growth in both groups.

Aerospace & Electronics order backlog was $409 million at September 30, 2011, compared to $431 million at December 31, 2010, and $402 million at September 30, 2010.

Engineered Materials

	Third Quarter		Change
(dollars in millions)	2011	2010
Sales	$53.1	$54.9	($1.8)	-3%
Operating Profit	$5.9	$8.0	($2.0)	-26%
Profit Margin	11.1%	14.5%

Segment sales of $53.1 million decreased 3% compared to the third quarter of 2010, as a result of a decline in sales to recreational vehicle manufacturers, partially offset by higher revenues from transportation and building products customers. Although pricing was improved from prior year levels, operating margin declined to 11.1%, reflecting higher raw material costs and the lower sales volume.

Merchandising Systems

	Third Quarter		Change
(dollars in millions)	2011	2010
Sales	$98.8	$77.2	$21.6	28%
Operating Profit	$10.8	$6.3	$4.6	73%
Profit Margin	11.0%	8.1%

Merchandising Systems sales of $98.8 million increased $21.6 million, or 28%, including $14.4 million (19%) of sales associated with the December 2010 acquisition of Money Controls. Excluding the acquisition, both Payment Solutions and Vending sales increased in the quarter. Operating profit of $10.8 million increased from the prior year driven primarily by higher sales and continued improvements in operating efficiency.

Fluid Handling

	Third Quarter		Change
(dollars in millions)	2011	2010
Sales	$303.6	$255.8	$47.7	19%
Operating Profit	$40.9	$33.2	$7.7	23%
Profit Margin	13.5%	13.0%

Third quarter 2011 sales increased $47.7 million, or 19%, which included a core sales increase of $28.2 million (11%), favorable foreign currency translation of $14.4 million (6%), and sales of $5.1 million (2%) from the W. T. Armatur acquisition. Sales increased and order activity remained strong, particularly in the late, long cycle Energy and ChemPharma businesses. Operating margins improved 50 basis points to 13.5%. Backlog was $329 million at September 30, 2011, compared to $272 million at December 31, 2010 and $267 million at September 30, 2010.

As previously announced, on July 12, 2011, Crane purchased W. T. Armatur GmbH & Co. KG (“WTA”) for approximately $38 million. WTA is primarily a manufacturer of bellows sealed globe valves for chemical, fertilizer and thermal oil applications, with 2010 sales of approximately $21 million. This acquisition will strengthen and broaden Fluid Handling’s portfolio by providing valves with zero fugitive emissions used in severe service applications.

Controls

	Third Quarter		Change
(dollars in millions)	2011	2010
Sales	$31.8	$29.6	$2.2	7%
Operating Profit	$4.6	$1.9	$2.7	137%
Profit Margin	14.5%	6.6%

Third quarter 2011 sales of $31.8 million increased 7%, primarily reflecting continuing strength in industrial, transportation, and upstream oil and gas related demand. Operating profit of $4.6 million increased significantly over 2010, reflecting strong sales leverage and the absence of operating losses associated with divested businesses.

Additional Information

Please see the condensed financial statements and the Non-GAAP Financial Measures table attached to this press release for supporting details. Additional information with respect to the Company’s asbestos liability and related accounting provisions and cash requirements is set forth in the Current Report on Form 8-K filed with a copy of this press release.

Conference Call

Crane Co. has scheduled a conference call to discuss the third quarter financial results on Tuesday, October 25, 2011 at 10:00 A.M. (Eastern). All interested parties may listen to a live webcast of the call at http://www.craneco.com. An archived webcast will also be available to replay this conference call directly from the Company’s website.

Crane Co. is a diversified manufacturer of highly engineered industrial products. Founded in 1855, Crane provides products and solutions to customers in the aerospace, electronics, hydrocarbon processing, petrochemical, chemical, power generation, automated merchandising, transportation and other markets. The Company has five business segments: Aerospace & Electronics, Engineered Materials, Merchandising Systems, Fluid Handling, and Controls. Crane has approximately 11,000 employees in North America, South America, Europe, Asia and Australia. Crane Co. is traded on the New York Stock Exchange (NYSE:CR). For more information, visit www.craneco.com.

This press release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These statements present management’s expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. There are a number of factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking statements. Such factors are detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and subsequent reports filed with the Securities and Exchange Commission.

(Financial Tables Follow)

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